EXHIBIT 99.3

                Form of Non-Qualified Stock Option Agreement



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                   ADVANCED LOGIC RESEARCH, INC.

               NON-QUALIFIED STOCK OPTION AGREEMENT



     This Agreement is made as of December 15, 1993 (the "Grant
Date") between ADVANCED LOGIC RESEARCH, INC., a Delaware corporation (the "Company"), and [FIRSTNAME] [LASTNAME]
("Optionee").


          WITNESSETH:

     WHEREAS, the Company has adopted the Advanced Logic Research, Inc. Flexible Stock Incentive Plan (the "Plan"), which Plan is incorporated in this Agreement by reference and made a part of it;

     WHEREAS, the Company recognizes the past efforts by Optionee on behalf of the Company and its affiliates and desires to motivate Optionee in Optionee's work for the Company and its affiliates; and

     WHEREAS, the Company has determined that it would be to the advantage and in the interest of the Company and its shareholders to grant the options provided for in the Agreement to Optionee as a reward and an incentive for increased efforts on behalf of the Company and its affiliates;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties to this Agreement hereby agree as follows:

     1. OPTION GRANT. The Company hereby grants to Optionee the right and option to purchase from the Company on the terms and conditions hereinafter set forth, all or any part of an aggregate of [# of Shs] shares of the Common Stock of the Company (the "Stock"). The purchase price of the Stock subject to this option shall be $_____ per share.

     2. OPTION PERIOD. This option shall be exercisable only during the Option Period, and during such Option Period, the exercisability of the option shall be subject to the limitations of Paragraph 3 and the vesting provisions of Paragraph 4. The Option Period shall commence on the Grant Date and except as provided in Paragraph 3, shall end on the Terminal Date which shall be ten years and one month from the Grant Date.


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     3.   LIMITS ON OPTION PERIOD.  The Option Period may end
before the Terminal Date, as follows:

          (a) If Optionee ceases to be a bona fide employee of the Company or an affiliate for any reason other than cause, disability (within the meaning of subparagraph (c)) or death during the Option Period, the Option Period shall terminate three months after the date of such cessation of employment or on the Terminal Date, whichever shall first occur, and the option shall be exercisable only to the extent exercisable under Paragraph 4 on the date of Optionee's cessation of employment.

          (b) If Optionee should die while in the employ of the Company or its affiliates, the Option Period shall end one year after the date of death or on the Terminal Date, whichever shall first occur, and Optionee's executor or administrator or the person or persons to whom Optionee's rights under this option shall pass by will or by the applicable laws of descent and distribution may exercise the entire unexercised portion of this option (or any lesser amount).

          (c) If Optionee's employment is terminated by reason of disability, as defined below, the Option Period shall end one year after the date of Optionee's cessation of employment or on the Terminal Date, whichever shall first occur, and the option shall be exercisable only to the extent exercisable under Paragraph 4 on the date of Optionee's cessation of employment. For purposes of this subparagraph (c), an individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered to be permanently and totally disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee of the Board of Directors that administers the Plan (the "Committee") may require.

          (d) If Optionee is on a leave of absence from the Company or an affiliate because of his disability, or for the purpose of serving the government of the country in which the principal place of employment of Optionee is located, either in a military or civilian capacity, or for such other purpose or reason as may be approved by the Committee, Optionee shall not be deemed during the period of such absence, by virtue of such absence alone, to have terminated employment with the Company or an affiliate except as the Committee may otherwise expressly provide.

          (e) If Optionee's employment with the Company or an affiliate terminates for cause during the Option Period, the Option Period shall terminate on the date of such Optionee's termination of employment and shall not thereafter be exercisable to any extent.


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     4.   VESTING OF RIGHT TO EXERCISE OPTIONS.  The shares covered
by this option shall vest in accordance with the following schedule:

          (a) As to 33.33% of the number of shares covered by the option, at any time after one year from the Grant Date;

          (b) As to the remaining 66.67% of the number of shares covered by the option, 2.78% of the number of shares covered by the option shall vest each month beginning 13 months from the Grant Date. All the shares covered by the option shall have vested 36 months from the Grant Date.

          Any portion of the option not exercised shall accumulate and be exercisable at any time during the Option Period prior to the Terminal Date. No partial exercise of this option may be for less than five percent of the total number of shares then available under this option to purchase shares of Stock. In no event shall the Company be required to issue fractional shares.

     5. METHOD OF EXERCISE. Optionee may exercise the option with respect to all or any part of the shares of Stock then subject to such exercise as follows:

          (a) By giving the Company written notice of such exercise, specifying the number of such shares as to which this option is exercised. Such notice shall be accompanied by an amount equal to the option price of such shares, in the form of any one or combination of the following: cash; a certified check, bank draft, postal or express money order payable to the order of the Company in lawful money of the United States; or, if permitted by the Board, shares of Stock valued at fair market value in accordance with procedures established by the Board (including Stock withheld upon the exercise of an option to pay the purchase price of the shares of Stock as to which the option is exercised), or a full-recourse, interest-bearing note including such terms as the Board determines appropriate. If accepted by the Committee in its discretion, such consideration also may be paid through a broker-dealer sale and remittance procedure pursuant to which Optionee
(i) shall provide irrevocable written instructions to a designated brokerage firm to effect the immediate sales of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Company in connection with such purchase and (ii) shall provide written directives to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.


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          (b)  If required by the Company, Optionee shall give the
Company satisfactory assurance in writing, signed by Optionee or his legal representative, as the case may be, that such shares are being purchased for investment and not with a view to the distribution thereof, provided that such assurance shall be deemed inapplicable to (i) any sale of such shares by such Optionee made in accordance with the terms of a registration statement covering such sale, which has heretofore been (or may hereafter be) filed and become effective under the Securities Act of 1933, as amended ("the Securities Act"), and with respect to which no stop order suspending the effectiveness thereof has been issued, and (ii) any other sale of such shares with respect to which, in the opinion of counsel for the Company, such assurance is not required to be given in order to comply with the provisions of the Securities Act.

     As soon as practicable after receipt of the notice required in Paragraph 5(a) and satisfaction of the conditions set forth in Paragraph 5(b), the Company shall, without transfer or issue tax and without other incidental expense to Optionee, deliver to Optionee at the office of the Company, at 9401 Jeronimo Road, Irvine, California 92718, attention of the Corporate Secretary, or such other place as may be mutually acceptable to the Company and Optionee, a certificate or certificates of such shares of Stock; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with applicable registration requirements under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any applicable listing requirements of any national securities exchange, and requirements under any other law or regulation applicable to the issuance or transfer of such shares. If Optionee fails to accept delivery of and pay for all or any part of the number of Shares specified in such notice upon tender or delivery thereof, his right to purchase such undelivered shares may be terminated by the Company at its election.

     6. CORPORATE TRANSACTIONS. If there should be any change in the Stock subject to this option, through merger, consolidation, reorganization, reincorporation, or other similar change in the corporate structure of the Company, the Company may make appropriate adjustments in order to preserve, but not to increase, the benefits to Optionee, including adjustments in the number of shares subject to this option and in the price per share. If there shall be any change in the Stock subject to the option herein granted, through recapitalization, stock split, stock dividend (in excess of two percent) or other similar change in the corporate structure of the Company, adjustments shall automatically occur to preserve but not increase the benefits to the Optionee, including adjustments in the number of shares subject to this option and in the price per share. Any adjustment made pursuant to this Paragraph 6 as a consequence of a change in the corporate structure of the Company shall not entitle Optionee to acquire a number of shares of Stock of the Company or shares of stock of any successor company greater than the number of shares Optionee would receive if, prior to such change, Optionee had actually held a number of shares of Stock equal to the number of shares then subject to this option.

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     7.   STOCK APPRECIATION RIGHTS.  Optionee shall have the right
to surrender all or any part of this option and receive a payment with respect to each share of Stock as to which this option is surrendered equal to the difference between the per-share exercise price of this option and the per-share fair market value of the Stock on the date of such surrender, such payment to be in shares of Stock valued at fair market value on the date of surrender or in cash, or partly in such shares and partly in cash, as specified by Optionee in this request; provided, however, that the Committee shall have the sole discretion to consent to or disapprove the election of Optionee to surrender all or a part of this option for cash or a combination of Stock and cash.

     8. LIMITATIONS ON TRANSFER. This option shall, during Optionee's lifetime, be exercisable only by him, and neither this option nor any right hereunder shall be transferable by Optionee by operation of law or otherwise other than by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder, or otherwise as permitted by Rule 16b-3 ("Rule 16b-3") of the Exchange Act. In the event of any attempt by Optionee to alienate, assign, pledge, hypothecate, or otherwise dispose of this option or of any right hereunder, except as provided for in this Agreement, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Company at its election may terminate this option by notice to Optionee and this option shall thereupon become null and void.

     9. NO SHAREHOLDER RIGHTS. Neither Optionee nor any person entitled to exercise Optionee's rights in the event of his death shall have any of the rights of a shareholder with respect to the shares of Stock subject to this option except to the extent the certificates for such shares shall have been issued upon the exercise of this option.

     10. NO EFFECT ON TERMS OF EMPLOYMENT. Notwithstanding any prior express or implied agreement to the contrary, except for a written employment agreement, the Company shall have the right to terminate or change the terms of employment of Optionee at any time and for any reason, with or without cause.

     11. NOTICE. Any notice required to be given under the terms of this Agreement shall be addressed to the Company in care of its Corporate Secretary at the office of the Company at 9401 Jeronimo Road, Irvine, California 92718, and any notice to be given to Optionee shall be addressed to him at the address given by him beneath his signature to this Agreement, or such other address as either party to this Agreement may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified and deposited (postage or registration or certification fee prepaid) in a post office or branch post office regularly maintained by the United States.

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          12.  COMMITTEE DECISIONS CONCLUSIVE.  All decisions of
the Committee which administers the Plan upon any question arising under the Plan or under this Agreement shall be conclusive.

          13. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company. Where the context permits, "Optionee" as used in this Agreement shall include Optionee's executor, administrator or other legal representative or the person or persons to whom Optionee's rights pass by will, the applicable laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code, or Title I of ERISA, or the rules thereunder, or otherwise as permitted by Rule 16b-3.

          14. WITHHOLDING. Optionee will make appropriate arrangements with the Company and his employer for satisfaction of any applicable federal, state or local income tax withholding requirements or social security requirements.

          15. GOVERNING LAW. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                           ADVANCED LOGIC RESEARCH, INC.



                           _______________________________________
                           Ronald J. Sipkovich,
                           Chief Financial Officer



                           _______________________________________
                           [FirstName] [LastName], Optionee
                           S.S #:  [SS]
                           Address:  [Address1]
                                     [Address2]
                                     [Address3]
                                     [City], [State] [Zip]

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                            EXHIBIT "C"


                        THE PLAN AGREEMENTS









                            EXHIBIT "C"